    As filed with the Securities and Exchange Commission on September 12, 2000
                                                    Registration No. 333-44962

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------


                           SYSTEMONE TECHNOLOGIES INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                               ------------------


             FLORIDA                                            65-0226813
---------------------------------                           -------------------
  (State or Other Jurisdiction                               (I.R.S. Employer
of Incorporation or Organization)                           Identification No.)


                        8305 N.W. 27th Street, Suite 107
                              Miami, Florida 33122
                                 (305) 593-8015
--------------------------------------------------------------------------------
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                -----------------

                                 Paul I. Mansur
                             Chief Executive Officer
                           Systemone Technologies Inc.
                        8305 N.W. 27th Street, Suite 107
                              Miami, Florida 33122
                                 (305) 593-8015
--------------------------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                -----------------

                          COPIES OF COMMUNICATIONS TO:
                               Ira N. Rosner, Esq.
                             Greenberg Traurig, P.A.
                              1221 Brickell Avenue
                              Miami, Florida 33131
                                 (305) 579-0500

                               ------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

                               -------------------
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ]

                         CALCULATION OF REGISTRATION FEE



===================================================================================================================================
                  Title of Shares                           Amount to be             Proposed Maximum               Amount of
                  to be Registered                           Registered         Aggregate Offering Price(3)     Registration Fee(4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per share,
   issuable upon conversion of shares of Series D
   Convertible Preferred Stock (1)...................         578,998                  $1,628,431.86                  $429.91
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per share,
   underlying certain warrants issued on May 2,
   2000 (2)..........................................         571,428                  $1,607,141.25                  $424.29
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per share,
   underlying certain warrants issued on August 7,
   2000 (2)..........................................         714,286                  $2,008,929.38                  $530.36
===================================================================================================================================



(1) Plus such additional indeterminate number of shares as may become issuable upon conversion of the Series D Convertible Preferred Stock as a result of in-kind dividend payments and/or adjustments to the conversion price as a result of anti-dilution provisions.

(2) Plus such additional indeterminate number of shares as may become issuable upon exercise of the warrants as a result of anti-dilution provisions.

(3) Estimated solely for the purpose of calculating the registration fee, and pursuant to Rule 457(c), based on the average of the high and low sales price for the Common Stock as reported by the Nasdaq SmallCap Market on August 25, 2000.


(4) The Registrant paid $1,384.56 on August 31, 2000 in connection with the original filing.

                               -------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                      SUBJECT TO COMPLETION AUGUST 31, 2000

                           SYSTEMONE TECHNOLOGIES INC.

               1,864,712 SHARES OF COMMON STOCK ($0.001 PAR VALUE)

                          -----------------------------

         The selling shareholders are offering up to 1,864,712 shares of our common stock which may be issued upon conversion of our outstanding shares of Series D Convertible Preferred Stock and exercise of warrants issued on May 2, 2000 and August 7, 2000. We will not receive any proceeds from the sale of common stock under this prospectus. The selling shareholders acquired the shares of Series D Convertible Preferred Stock and the warrants from us pursuant to the terms of a Series D Convertible Preferred Stock and Warrant Purchase Agreement, dated May 2, 2000 and a Loan Agreement, dated August 7, 2000.

         Our common stock is traded on the Nasdaq SmallCap Market under the symbol "STEK." On August 25, 2000, the average of the high and low sales price of our common stock as reported by the Nasdaq SmallCap Market was $2.8125 per share.

         The selling shareholders have indicated to us that they presently intend to retain ownership of a substantial portion of the shares of common stock issuable upon conversion of the shares of preferred stock and exercise of warrants. However, the selling shareholders may offer the shares through public or private transactions, on or off the Nasdaq SmallCap Market, at prevailing market prices or at privately negotiated prices. The selling shareholders may make sales directly to purchasers or through agents, dealers or underwriters.

         YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 6 IN THIS PROSPECTUS.

                              ---------------------


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SHARES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS AUGUST 31, 2000

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING SHAREHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE COMMON STOCK.

                               PROSPECTUS SUMMARY

         This summary highlights selected information and does not contain all the information that is important to you. You should carefully read this prospectus and the documents we have referred you to in "Where You Can Find More Information" on page 16 for more information about us and our financial statements. In this prospectus, references to "Mansur Industries," "SystemOne Technologies," "we," "our" and "us" refer to SystemOne Technologies Inc., formerly known as Mansur Industries Inc.

GENERAL

         We design, manufacture and sell a full line of patented, self contained recycling industrial parts washers for use in a number of industries including:

         o        automotive,

         o        aviation,

         o        marine and

         o        general industrial repair.

         Our product line, marketed as SystemOne(R) Washers includes a variety of self-contained recycling industrial cleaning and washing equipment, all of which incorporate proprietary resource recovery and waste minimization technologies to distill contaminated solvent and yield pure solvent and a by-product comparable to used motor oil. We have been awarded ten patents for our products.

         While we intend to exploit all of our products, and to continue research and development of new products, we have initially focused our attention on the manufacturing, marketing and sale of the SystemOne(R) product line. The SystemOne(R) product line integrates a distillation and recovery process which allows the solvent to be used, treated and re-used on demand, without requiring off-site processing. We began selling SystemOne(R) Washers in July 1996.

         Industrial part cleaning machines typically remove lubricant oils from tools and parts through the use of mineral spirits solvent. The solvent becomes more contaminated and less effective through the cleaning process. Eventually the solvent becomes saturated with oil sludge and other contaminants, and is frequently classified as a hazardous waste under federal and state regulations which must comply with applicable storage and disposal regulations. Under common current practices, the contaminated solvent must be stored until pick-up, when pure solvent is delivered and the contaminated solvent is transported to regional refining facilities. This delivery and off-site recycling program is typically scheduled on four to sixteen week cycles. In contrast, our patented washers use a distillation process to remove contaminants from the solvent within the cleaning unit. This distillation process minimizes the volume of waste by-product and provides pure solvent on demand. The small amount of waste by-product yielded in our distillation process can typically be disposed of together with the customer's used motor oil which is generally not classified as hazardous waste.

RECENT DEVELOPMENTS

         On May 2, 2000, we sold an aggregate of 20,000 shares of newly created Series D Convertible Preferred Stock to Environmental Opportunities Fund II, L.P. and Environmental Opportunities Fund II (Institutional), L.P. (the "Environmental Funds") and Hanseatic Americas LDC ("Hanseatic") for an aggregate purchase price of $2,000,000. In addition, the purchasers received warrants (the "May Warrants"), which expire in April 2005, to acquire an aggregate of 363,636 shares of our common stock at an exercise price of $5.50 per share. Each share of Series D Convertible Preferred Stock has a liquidation value of $100. The dividend rate payable on the outstanding shares of Series D Convertible Preferred Stock is 8.25% of the liquidation value of each share per annum. Through the second anniversary of the issuance of the Series D Convertible Preferred Stock, all dividends are payable by the issuance of additional shares of Series D Convertible Preferred Stock valued at the liquidation value. Thereafter, all such dividends may, at our option, be paid either through the issuance of additional shares of Series D Convertible Preferred Stock, cash or any combination of Series D Convertible Preferred Stock and cash. Each holder of shares of Series D Convertible Preferred Stock has the right, at any time or from time to time prior to May 17, 2004 to convert its shares of Series D Convertible Preferred Stock into shares of our common stock at a conversion price of $5.50 per share, subject to adjustment in certain circumstances. Subject to earlier conversion, commencing on May 17, 2002, we shall have the right to redeem outstanding shares of Series D Convertible Preferred Stock at a redemption price of 104%, if redemption occurs during 2002, or 102%, if redemption occurs during 2003, of the liquidation value of the redeemed shares. The holders of Series D Convertible Preferred Stock will vote together with the holders of the Company's common stock, Series B 8.25% Convertible Preferred Stock, and Series C 8.00% Convertible Preferred Stock as a single class on all matters to come before a vote of our shareholders, with each share of Series D Convertible Preferred Stock entitled to a number of votes equal to the number of shares of our common stock into which it is then convertible.

         In connection with the issuance of the Series D Convertible Preferred Stock, we entered into a Shareholders Agreement dated May 2, 2000 with Environmental Opportunities Fund, L.P., Environmental Opportunities Fund II, L.P., Environmental Opportunities Fund II (Institutional), L.P., Environmental Opportunities Fund (Cayman), L.P, Hanseatic Americas LDC and Pierre Mansur. Pursuant to the shareholders agreement, Messrs. Paul A. Biddelman and Kenneth Ch'uan-k'ai Leung were appointed to our Board of Directors on May 29, 2000. Also, if we do not meet certain targeted results of operations during the third quarter of 2000, either (i) one of our independent directors must resign or (ii) the Board of Directors will be expanded by two. The holders of Series D Convertible Preferred Stock will then be entitled to nominate one or more individuals for any resulting vacancies on the board. In addition, among other things, the shareholders agreement provides that certain decisions to be made by the board, including authorization of any merger or similar transaction or material acquisition, the issuance of certain securities or the employment of senior management, require concurrence of the directors designated by the holders of the Series D Convertible Preferred Stock.

         On July 12, 2000, in an effort to capitalize on the strong brand equity established through the manufacture and marketing of our SystemOne General Parts Washers, we merged our wholly owned subsidiary, SystemOne Technologies Inc. into our company, then known as Mansur Industries Inc. and changed our name to "SystemOne Technologies Inc." On July 21, 2000, we began trading on the Nasdaq SmallCap Market under the new symbol "STEK."

         On August 2, 2000, we entered into an Addendum to our Vendor Lease Plan Agreement dated November 15, 1998 with SierraCities.com, Inc., formerly known as First Sierra Financial, Inc. Pursuant to this agreement, SierraCities.com will purchase for cash the revenue streams of rental payments for the initial term of the rental agreement of our SystemOne(R) Washers and provides for the opportunity to transition to recurring service revenues upon completion of the initial term.

         On August 7, 2000, we entered into a Loan Agreement with the Environmental Funds and Hanseatic under which we borrowed an aggregate of $2,500,000, evidenced by promissory notes, maturing February 7, 2002, subject to mandatory prepayment to the extent of any proceeds we receive from the sale of any new securities we issue or the borrowing of any additional money, other than purchase money debt. The promissory notes initially bear interest at the rate of 12% per annum until the six month anniversary of their issuance, 14% until the nine month anniversary of their issuance and 16% thereafter until repaid in full. Our obligations under the loan agreement are secured by a lien on substantially all of our assets other than our intellectual property although such obligations have been subordinated to our senior debt. Each of the Environmental Funds and Hanseatic are our shareholders and Mr. Paul A. Biddelman, President of Hanseatic, and Mr. Kenneth Ch'uan-K'ai Leung, Chief Investment Officer of the

Environmental Funds, are directors of ours. Pursuant to the loan agreement, we issued warrants (the "August Warrants") to purchase an aggregate of 714,286 shares of our common stock at $3.50 per share. These warrants may only be exercised for 50% and 75% of the common stock underlying them prior to May 7, 2001 and August 7, 2001, respectively. In addition, if the loan is repaid prior to May 7, 2001, then 50% of the warrants will terminate, and, thereafter, if the loan is repaid prior to August 7, 2001, then 25% of the warrants will terminate.

         In addition, we have agreed that, in the event we do not repay the loan on or prior to February 7, 2002, we will issue to the lenders, subject to shareholder approval, additional warrants to acquire up to 714,286 shares of common stock at $3.50 per share. Messrs. Paul and Pierre Mansur, Environmental Opportunities Fund, L.P., Environmental Opportunities Fund II, L.P., Environmental Opportunities Fund II (Institutional), L.P., Environmental Opportunities Fund (Cayman) and L.P, Hanseatic Americas LDC have agreed to vote any shares of stock owned by them in favor of such issuance.

         In connection with the issuance of the Series D Preferred Stock, the May Warrants and the August Warrants discussed above, the conversion prices of our outstanding shares of Series B Convertible Preferred Stock and Series C Convertible Preferred Stock were successively reduced to $4.81 and $3.50 per share respectively, in accordance with their terms. In connection with the issuance of the August Warrants, the conversion price of the Series D Convertible Preferred Stock and the exercise price of the May Warrants were reduced to $3.50 per share and the May Warrants are now exercisable for 571,428 shares of our common stock.


         On August 18, 2000, NASDAQ notified us that we did not meet the net tangible assets/market capitalization/net income required for continued listing on the NASDAQ SmallCap Market. We have provided to NASDAQ a specific plan for achieving compliance with the listing requirements. There can be no assurance that NASDAQ will accept our plan and permit our common stock to continue to trade on the NASDAQ SmallCap Market. If our common stock is removed from trading on the NASDAQ SmallCap Market, then we will make every effort to enable our stock to trade on the NASDAQ Over-The-Counter Bulletin Board System.


         Our principal executive offices are located at 8305 N.W. 27th Street, Suite 107, Miami, Florida 33122, and our telephone number is (305) 593-8015.

                                  RISK FACTORS

         AN INVESTMENT IN OUR SHARES INVOLVES A SIGNIFICANT DEGREE OF RISK. WE URGE YOU TO CAREFULLY CONSIDER THIS INFORMATION TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE.

WE EXPECT TO CONTINUE TO INCUR LOSSES.

         We incurred net losses of approximately $6.6 million for the six months ended June 30, 2000, $15.0 million for the year ended December 31, 1999, $13.1 million for the year ended December 31, 1998 and $1.2 million for the year ended December 31, 1997. We anticipate that negative operating cash flow will continue until such time, if ever, as we are able to generate sufficient revenues to offset our operating costs and the costs of our continued expansion and development. We have generated only limited revenues to date and our ability to generate significant revenue is subject to substantial uncertainty.

WE HAVE SUBSTANTIAL DEBT WHICH WE MAY NOT BE ABLE TO SERVICE AND WHICH MAY RESULT IN OUR LENDERS CONTROLLING OUR ASSETS IN AN EVENT OF DEFAULT.

         We have a substantial amount of long-term debt. Currently (a) we owe $2,500,000 pursuant to a Loan Agreement executed on August 7, 2000, (b) as of June 30, 2000 we owed $1,879,000 under a revolving line of credit with Capital Business Credit, a Division of Capital Factors, and (c) as of August 7, 2000, we owed $18,446,609 under our 8.25% Subordinated Convertible Notes. Also, as of August 7, 2000 we had outstanding 55,311 shares of Series B Preferred Stock with an aggregate original liquidation value of $5,531,100, 73,784 shares of Series C Preferred Stock with an aggregate original liquidation value of $7,378,400, 20,265 shares of Series D Preferred Stock with an aggregate original liquidation value of $2,026,500 and subordinated debentures convertible into an aggregate of 1,085,094 shares of common stock.

         The substantial amount of our debt will have a number of important consequences for our operations, including the following:

         o we will have to dedicate a substantial portion of any cash flow from operations to the payment of interest on, and principal of, our debt, which will reduce funds available for other purposes;

         o we may not have sufficient funds to pay interest on, and principal of, our debt or dividends on our preferred stock;

         o we may not be able to obtain additional financing for currently unanticipated capital requirements, capital expenditures, working capital requirements and other corporate purposes;

         o due to the liens on substantially all of the assets that secure our debt, lenders may control our assets upon a default; and

         o we may be more highly leveraged than some of our competitors, which may put us at a competitive disadvantage.

         o until February 23, 2003 we may add the amount of any interest due under our 8.25% Convertible Notes to the principal balance of the notes but the principal and accrued interest on the notes will be due and payable on February 23, 2003.

         o we may be forced to redeem our preferred stock if we are unable to pay dividends on the preferred stock or if we breach a material covenant under any of the preferred stock purchase agreements.

         o        we must redeem our preferred stock on or before May 17, 2004.

         Our ability to make payments on our debt and redeemable preferred stock depends upon our future operating performance which is subject to general economic and competitive conditions and to financial, business and other factors, many of which we cannot control. If the cash flow from our operating activities is insufficient, we may take actions, such as delaying or reducing capital expenditures, attempting to restructure or refinance our debt, selling assets or operations or seeking additional equity capital. Any or all of these actions may not be sufficient to allow us to service our debt and redeemable preferred stock obligations. Further, we may be unable to take any of these actions on satisfactory terms, in a timely manner or at all.

OUR INDEBTEDNESS WILL PLACE RESTRICTIONS ON US WHICH MAY LIMIT OUR OPERATING FLEXIBILITY AND OUR ABILITY TO PAY DIVIDENDS.

         Our debt is expected to impose material operating and financial restrictions on us. These restrictions, subject to ordinary course of business exceptions, may limit our ability to engage in some transactions, including the following:

         o        designated types of mergers or consolidations;

         o paying dividends or other distributions of cash or cash equivalents to our stockholders;

         o        making investments;

         o        selling assets;

         o        repurchasing our common stock;

         o        changing lines of business;

         o        borrowing additional money; and

         o        transactions with affiliates.

         These restrictions could limit our ability to obtain debt financing, repurchase stock, refinance or pay principal or interest on our outstanding debt, consummate acquisitions for cash or debt or react to changes in our operating environment.

WE WILL REQUIRE ADDITIONAL FINANCING TO MEET OUR CAPITAL NEEDS WHICH MAY NOT BE AVAILABLE OR WHICH WOULD FURTHER DILUTE OUR EXISTING SHAREHOLDERS.

Capital requirements relating to the implementation of our business plan have been significant. We believe that our ability to generate cash from operations is dependent upon, among other things, the demand for our products and services and the success of our direct marketing and distribution capabilities. In order to reduce certain of our up-front capital requirements associated with manufacturing operations, as well as distribution center and service fleet development, we have entered into leases, and we plan to continue to lease rather than purchase, to the extent possible, equipment and vehicles. Although we believe our new strategy of leasing our products should result in improved operating results and cash flow, we currently anticipate that we will require additional equity or debt financing in order for us to meet our cash needs, including executing our direct marketing program and repaying our $2,500,000 bridge loan. There can be no assurance that such financing will be available on terms acceptable to us or at all. Any such financing could cause further dilution of existing shareholders (including as a result of anti-dilution adjustments to currently issued securities). In addition, our ability to draw advances under our senior line of credit is currently limited by our available borrowing base and we are in discussions with the lender to expand our ability to access this facility, although there can be no assurance that a substantial increase in availability will be achieved. A failure to significantly improve our financial performance or obtain necessary financing could require us to materially curtail or cease our operations.

WE HAVE A LIMITED OPERATING HISTORY.

         We commenced the marketing and sale of our SystemOne(R) product line, in July 1996, and accordingly, we have a limited operating history upon which an evaluation of our performance and prospects can be made. We believe that period-to-period comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. As of June 30, 2000, we had an accumulated deficit of approximately $42.4 million.

OUR RENTAL PROGRAM MAY NOT BE SUCCESSFUL.

         On August 2, 2000, we entered into an Addendum to our Vendor Lease Plan Agreement dated November 15, 1998 with SierraCities.com, Inc., formerly known as First Sierra Financial, Inc. Pursuant to that agreement, SierraCities.com will purchase for cash the revenue streams of rental payments for the initial term of our rental agreements of our SystemOne(R) Washers and provides for the opportunity to transition to recurring service revenues upon completion of the initial term. We believe our new rental strategy will help us to market our product to a larger range of customers and will allow us to increase our market share. However, potential customers may not embrace our rental program or SierraCities.com may refuse to finance rental agreements to our potential customers. Without increased revenues from our leasing program we may not be able to finance our operations.

THE MARKET MAY NOT ACCEPT OUR PRODUCTS.

         Our products incorporate proprietary technology that fundamentally differs from the customary methods presently employed by potential customers to clean parts and tools and utilize solvent. Our success will largely be dependent on our ability to position our existing products as a preferred method for cleaning parts and tools. We believe that substantially all of our target customers currently utilize competitive parts cleaning equipment. Potential customers may elect to utilize devices or methods with which they are more familiar or which they believe to be more efficient or have other advantages over our products. In order to achieve market acceptance for our products we must continue to expend substantial funds on marketing to educate potential customers of the distinctive characteristics and benefits of our products, including their environmental and cost savings advantages. These marketing expenditures may not result in significant sales. Our business, financial condition and results of operations may be materially adversely affected if our SystemOne(R) Washer does not achieve greater market acceptance and/or our other products do not achieve market acceptance. In addition, there can be no assurance that products or technologies developed by others will not render our products noncompetitive or obsolete.

WE FACE INTENSE COMPETITION IN THE PARTS CLEANING INDUSTRY.

         The parts cleaning industry is intensely competitive. While numerous companies provide parts cleaning equipment and services, Safety Kleen, Inc. has dominated the industry. Although we believe that none of our competitors offers a product with the same features as our products, many customers may view the products as functionally equivalent. Additionally, functionally equivalent products may become available in the near future. Numerous companies involved in the waste management industry, including waste hauling companies and companies engaged in waste separation, recovery and recycling, may have the expertise and resources that would encourage them to attempt to develop and market products which would compete with our products and technology. Safety-Kleen and most of the other companies currently marketing waste disposal services or products or with the potential to do so, have substantially greater financial and other resources than us, and have established reputations relating to product design, development, marketing and support. Our financial performance and prospects will be adversely affected if any of our competitors, including Safety-Kleen, (1) materially lowers the price of their parts washers and/or functionally equivalent products or (2) develops products which have superior features.

OUR RAPID EXPANSION PLACES A STRAIN ON OUR RESOURCES.

         In 1997, we commenced the development of a direct marketing and distribution organization for our SystemOne(R) product line. By December 31, 1999, we had opened 61 distribution centers and now have direct distribution capabilities in every major metropolitan market across the country. Our growth to date has placed and may continue to place a significant strain on our management and its operational, manufacturing and financial resources. In addition, our continued expansion may require an increase in our manufacturing capacity on short notice. Accordingly, we may need to establish additional manufacturing facilities to accommodate our growth. If we are unable to readily increase our manufacturing capacity or otherwise effectively manage our growth, our business, financial condition and prospects may be materially adversely affected.

WE ARE LIMITED BY THE CAPABILITIES OF OUR SINGLE MANUFACTURING FACILITY.

         We have limited experience in the manufacture of commercial quantities of products. Currently we produce commercial quantities of only our SystemOne Series 500 Washer. Increasing production of our new products may create technical challenges for us. We may experience manufacturing or quality control problems as we attempt to manufacture large quantities of several products at one time. In addition, we only have a single manufacturing facility located in Miami, Florida. All of our administrative, manufacturing and research and development operations take place at this facility. We have business interruption insurance, but any catastrophe, such as a fire, flood or hurricane that renders the facility substantially unusable for an extended period of time would materially adversely affect our business, financial condition and results of operations.

WE CONDUCT BUSINESS IN AN INDUSTRY WHICH IS DEPENDENT ON THE ADOPTION OF FAVORABLE ENVIRONMENTAL LEGISLATION.

         In recent years, government authorities have adopted extensive regulations governing the storage, handling, shipment, recycling and/or disposal of hazardous waste, including contaminated solvent used in industrial parts washers. Failure by government authorities to continue to implement such legislation or significant relaxation of such requirements or enforcement thereof could have a material adverse effect on our business and prospects. While we believe that the utilization of our products as intended does not constitute the generation, treatment or disposal of hazardous waste and that our products yield pure solvent and a residue that is not classified as hazardous waste, environmental agencies may not continue to reach the same conclusion. If the utilization of our products constitutes the generation, treatment or disposal of hazardous waste, if the residue is classified as hazardous waste, or if used motor oil itself is classified as hazardous waste, we will lose a significant competitive advantage. We believe that attempts have been made and are continuing to have used motor oil classified as a hazardous waste.

WE ARE DEPENDENT ON THIRD PARTIES TO SUPPLY US WITH THE NECESSARY COMPONENTS AND RAW MATERIALS TO MANUFACTURE OUR PRODUCTS.

         The SystemOne(R) Washer is an assembly of raw materials and components, all of which we believe are readily obtainable. We do not believe that we are dependent upon any of our current suppliers to obtain raw materials and components necessary to assemble and manufacture SystemOne(R) Washers. However, because we do not maintain extensive inventories of products, if we were unable to obtain adequate raw materials and components in a timely manner, we would be unable to meet purchase orders on a timely basis which would have an adverse effect on our financial condition and results of operations. Moreover, we are substantially dependent on the ability of approximately 40 component and raw material suppliers to, among other things, satisfy performance and quality specifications and dedicate sufficient production capacity for components and raw materials within scheduled delivery times. Our inability to obtain quality components and raw materials would also have an adverse effect on our business and prospects.

WE RELY ON PATENTS, TRADEMARKS AND PROPRIETARY INFORMATION.

         We hold ten United States patents with respect to our products, including the SystemOne(R) Washer, as well as four patents pending relating to vapor recovery systems, machinery and processes using the SystemOne(R) technology. We also hold international patents in Mexico and Japan and have applied for similar patents in Canada and Europe. We anticipate that we will apply for additional patents as we deem appropriate. We believe that patent protection is important to our business and that we could be required to expend significant funds in connection with enforcing or defending our patent rights. In the event that our products or processes infringe patents or proprietary rights of others, we may be required to modify the design of our products or obtain licenses. If we are unable to do so in a timely manner, upon acceptable terms and conditions we may become the subject of an immediate injunction and be liable for damages. This could materially adversely affect our business, financial condition and results of operations. Enforcing or defending a patent infringement, proprietary rights violation action or alleged infringement or violation action would require substantial financial and other resources.

         We also rely on trade secrets and proprietary know-how and employ various methods to protect the concepts, ideas and documentation of our proprietary information. However, such methods may not afford us complete protection because other parties may independently develop such know-how or obtain access to our know-how, concepts, ideas and documentation. We have entered into confidentiality agreements with our employees, suppliers and appropriate vendors. If these parties breach these agreements or our other methods of protecting our trade secrets and proprietary know-how are not effective, we may not have an adequate remedy. Our failure to adequately protect our trade secrets and proprietary know-how could have a material adverse effect on our business, financial condition and results of operations.

WE ARE SUBJECT TO POTENTIAL WARRANTY EXPENSE AND PRODUCT LIABILITY CLAIMS.

         In general, we warrant the SystemOne(R) Washer and our other products to be free of material defects for periods of up to 60 months. In addition, we warrant to users that if the SystemOne(R) Washer is properly used in accordance with the accompanying operator manual, it will not generate hazardous waste under current interpretations of applicable federal and state regulations. Accordingly, we could incur significant warranty expenses as a result of defects in our products or changes in applicable regulations. Since we only commenced our principal operations in July 1996, historical trends have not yet been established. Actual warranty expenses could exceed the amounts which were established as reserves. We may also be exposed to potential product liability claims by our customers and users of our products. Although we maintain product liability insurance coverage which we believe to be sufficient, if our insurance coverage proves inadequate or adequate insurance becomes unreasonably costly or otherwise unavailable, future claims may not be fully insured. An uninsured or partially insured successful claim against us could have a material adverse effect on our business, financial condition and results of operations.

WE ARE DEPENDENT ON CERTAIN KEY PERSONNEL.

         Our future success depends, in significant part, upon the continued service and expertise of our senior management and key personnel, including Pierre Mansur, our Chairman of the Board and President and the inventor of our products, and Paul Mansur, our Chief Executive Officer. We maintain $1.0 million of key man life insurance on each of Pierre Mansur and Paul Mansur. We are the sole beneficiary under these policies. However, the loss of the services of either of the Mansurs or one or more of our other executive officers or key employees could have a material adverse effect on our business and future prospects and the prevailing market price of our common stock. Our future success is also dependent upon our continuing ability to attract and retain additional qualified marketing, technical and managerial personnel. Our inability to attract and retain such qualified personnel could materially adversely affect our business, results of operations and financial condition.

CONTROL BY MANAGEMENT AND HOLDERS OF OUR CONVERTIBLE PREFERRED STOCK

         Upon conversion of all outstanding shares of Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock and exercise of warrants held by the preferred holders (but without giving effect to exercise or conversion of other rights to acquire our common stock):

         o Pierre Mansur, our Chairman of the Board and President, will beneficially own approximately 20.6% of our outstanding common stock.

         o Hanseatic Americas LDC, one of our preferred stockholders, will beneficially own approximately 31.3% of our outstanding common stock.

         o Environmental Opportunities Fund, L.P., Environmental Opportunities Fund II, L.P., Environmental Opportunities Fund II (Institutional), L.P., Environmental Opportunities Fund (Cayman), L.P., a group of affiliated funds that own our preferred stock, will beneficially own in the aggregate approximately 21.4% of our outstanding common stock.

Accordingly, each of Mr. Mansur, Hanseatic and the Environmental Funds may be in a position to influence the vote on all matters requiring shareholder approval, including the election of all of our directors and the approval of significant corporate transactions.

         In connection with our recent sales of Series D Convertible Preferred Stock, we entered into a Shareholders Agreement dated May 2, 2000 with Environmental Opportunities Fund, L.P., Environmental Opportunities Fund II, L.P., Environmental Opportunities Fund II (Institutional), L.P., Environmental Opportunities Fund (Cayman), L.P, Hanseatic Americas LDC and Pierre Mansur. Pursuant to the shareholders agreement, Messrs. Paul A. Biddelman and Kenneth Ch'uan-k'ai Leung were appointed to our Board of Directors on May 29, 2000. Also, if we do not meet certain targeted results of operations during the third quarter of 2000, either (i) one of our independent directors must resign or (ii) the Board of Directors will be expanded by two. The holders of Series D Convertible Preferred Stock will then be entitled to nominate one or more individuals for any resulting vacancies on the board. In addition, among other things, the shareholders agreement provides that certain decisions to be made by the board, including authorization of any merger or similar transaction or material acquisition, the issuance of certain securities or the employment of senior management, require concurrence of the directors designated by the holders of the Series D Convertible Preferred Stock.

WE HAVE NOT DECLARED DIVIDENDS ON OUR COMMON STOCK.

         We have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends in the foreseeable future, and currently intend to retain future earnings, if any, to fund the continued development and expansion of our business. Under the terms of our 8 1/4 % subordinated convertible notes due 2003 issued February 1998 and our existing credit facility, we may not declare or pay any dividends or make any other distributions, except dividends or distributions payable in equity securities.

FACTORS INHIBITING TAKEOVER.

         The State of Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds will not possess any voting rights unless such voting rights are approved by a majority vote of a corporation's disinterested shareholders. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested directors or shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). In addition our Articles of Incorporation authorize the issuance of up to 1,500,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by our Board of Directors. Accordingly, our Board of Directors may, without shareholder approval, but subject to the provisions of our shareholders agreement, issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the common. In May 1999, we issued 50,500 shares of Series B Convertible Preferred Stock and in September 1999, we issued an additional 1,544 shares of Series B Convertible Preferred Stock. In August 1999, we issued 69,000 shares of Series C Convertible Preferred Stock. In May 2000, we issued 20,000 shares of Series D Convertible Preferred Stock. The issuance of additional shares of preferred stock could

         o make the possible takeover of our company or the removal of our management more difficult,

         o discourage hostile bids for control of our company in which shareholders may receive premiums for their common stock,

         o adversely affect the voting and other rights of the holders of the common stock, and

         o result in a decrease in the value or market price of our common stock.

In addition, we have a rights plan which is triggered if someone not approved by our board of directors acquires beneficial ownership of specified percentage of our stock. If the rights plan is triggered, current shareholders who are not attempting to gain control will be able to purchase shares of our common stock at a reduced rate. The rights plan makes it very expensive for a person or group to acquire control of our company without approval by our board of directors.

SHARES ELIGIBLE FOR FUTURE SALE.

         Upon the issuance of the shares of common stock underlying the shares of Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, Series D Convertible Preferred Stock, our stock options, convertible debentures and warrants issued in May and August of this year together with the warrants issued to our underwriters of our initial public offering, we anticipate that we will have 11,558,833 shares of common stock outstanding. Of such shares, 9,558,833 shares, including those sold pursuant to this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, unless held by an affiliate of ours. The remaining 2,000,000 shares of common stock are deemed to be restricted securities within the meaning of Rule 144 under the Securities Act, and may not be publicly resold, except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration, including that provided by Rule 144. The possibility that substantial amounts of our common stock may be sold in the public market may adversely affect prevailing market prices for our common stock and could impair our ability to raise capital through the sale of our equity securities.

THE PRICE OF OUR COMMON STOCK MAY BE VOLATILE.

         The market price of our common stock could be subject to significant fluctuations due to a variety of factors. Those factors include:

         o variations in quarterly operating results and financial performance;

         o announcements of technological innovations or new products and services by us or our competitors;

         o our failure to achieve operating results consistent with securities analysts' projections;

         o the operating and stock price performance of, or rumors related to, us, our competitors or other companies that investors may deem comparable to us;

         o announcements of the introduction of new or enhanced services or related products by us or our competitors;

         o announcements of joint development efforts, mergers or corporate partnerships in our industry;

         o        market conditions; and

         o the relatively small number of shares of our common stock which are available for trading in the market.

         The stock market has recently experienced extreme price volatility. Under these market conditions, stock prices of many companies like us have often fluctuated in a manner unrelated or disproportionate to the operating performance of those companies.

POSSIBLE SALES OF OUR COMMON STOCK COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECREASE.

         Many of our current shareholders hold large portions of our common stock. The occurrence of sales of a large number of shares of our common stock, or the perception that these sales could occur, could cause a drop in our stock price and could impair our ability to obtain capital through an offering of equity securities.


OUR COMMON STOCK MAY BE REMOVED FROM TRADING ON THE NASDAQ SMALLCAP MARKET.

         On August 18, 2000, NASDAQ notified us that we did not meet the net tangible assets/market capitalization/net income requirement for continued listing on the NASDAQ SmallCap Market. We have provided to NASDAQ a specific plan for achieving compliance with the listing requirements. There can be no assurance that NASDAQ will accept our plan and permit our common stock to continue to trade on the NASDAQ SmallCap Market. If our common stock is removed from trading on the NASDAQ SmallCap Market, then it may be more difficult for our shareholders to sell their shares and the price of our common stock may be adversely affected.


                           FORWARD LOOKING STATEMENTS

         This prospectus (including the information incorporated by reference) contains forward-looking statements within the meaning of United States securities law. Terminology such as "may," "will," "expect," "anticipate," "estimate," "continue," "predict," or other similar words identify forward-looking statements. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements appear in a number of places in this prospectus and include statements regarding management's intent, belief or current expectation about, among other things, (1) trends affecting the industries we service including, without limitation, the automotive, aviation, marine and general industrial repair industries and (2) our business and growth strategies, including our research and development plans, our manufacture of additional cleaning and washing equipment and potential acquisitions. Although management believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those predicted in the forward-looking statements as a result of various factors, including those set forth in Risk Factors.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of shares of common stock by the selling shareholders hereunder. We estimate that our expenses in connection with this offering will be approximately $32,884.

                              SELLING SHAREHOLDERS

         The following table provides information regarding the beneficial ownership of shares of common stock by the selling shareholders as of the date of this prospectus and as adjusted to reflect the sale of all of their shares. The selling shareholders purchased the shares of Series D Convertible Preferred Stock and warrants from us pursuant to the terms of a Series D Convertible Preferred Stock and Warrant Purchase Agreement, dated May 2, 2000 and a Loan Agreement dated August 7, 2000. The terms of the Series D Convertible Preferred Stock, including the conversion terms, are set forth in a separate Certificate of Designation that is a part of our Articles of Incorporation and the terms of the Warrants are set forth in separate Warrant Certificates issued by us. The selling shareholders have not had any position, office or other material relationship with us within the past three years, other than as holders of our Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, Series D Preferred Stock and warrants, as parties to the shareholders agreement described in this prospectus under "Recent Developments" and as lenders to us, and except as described in this prospectus under "Recent Developments". The selling shareholders are participating in this offering pursuant to certain contractual registration rights granted to the selling shareholders in connection with the purchase and loan agreements mentioned above. In connection with those agreement, we have agreed to file and maintain the effectiveness of the registration statement of which this prospectus forms a part and to pay all fees and expenses incident to the registration of this offering, including all registration and filing fees, all fees and expenses of complying with state blue sky or securities laws, all costs of preparation of the registration statement and fees and disbursements of our counsel and independent accountants. None of the shares being registered and offered hereunder is issued and outstanding as of the date of this prospectus.

                                                  Ownership Prior to the                              Ownership After the
                                                         Offering                Number of                  Offering
                                                -------------------------         Shares            ------------------------
           Name and Address                     Shares         Percentage         Offered           Shares        Percentage
           ----------------                     ------         ----------        ---------          ------        ----------
Environmental Opportunities Fund II
   (Institutional), L.P. ...............    1,275,155(1)(2)        21.2%        732,827(2)        542,328(1)         9.0%
   c/o Sanders Morris Harris
   3100 Chase Tower
   600 Travis Street, Suite 3100
   Houston, Texas 77002

Environmental Opportunities Fund II,
   L.P .................................      347,143               6.8         199,514(4)        147,629(3)         2.9
   c/o Sanders Morris Harris
   3100 Chase Tower
   600 Travis Street, Suite 3100
   Houston, Texas 77002

Hanseatic Americas LDC .................    3,040,485(5)(6)        39.1         932,371(6)      2,108,114(5)        27.1
   450 Park Avenue, Suite 2302
   New York, New York 10022


(1) Includes 542,328 shares of common stock issuable upon conversion of shares of Series B Convertible Preferred Stock.
(2) Includes 227,542 shares of common stock issuable upon conversion of shares of Series D Convertible Preferred Stock, 224,571 shares of common stock issuable upon the exercise of warrants issued on May 2, 2000 and 280,714 shares of common stock issuable upon the exercise of warrants issued on August 7, 2000 (for restrictions on exercise of such warrants see "Recent Developments").
(3) Includes 147,629 shares of common stock issuable upon conversion of shares of Series B Convertible Preferred Stock.
(4) Includes 61,942 shares of common stock issuable upon conversion of shares of Series D Convertible Preferred Stock, 61,143 shares of common stock issuable upon the exercise of warrants issued on May 2, 2000 and 76,429 shares of common stock issuable upon the exercise of warrants issued on August 7, 2000 (for restrictions on exercise of such warrants see "Recent Developments").
(5) Includes 2,108,114 shares of common stock issuable upon conversion of shares of Series C Convertible Preferred Stock.
(6) Includes 289,514 shares of common stock issuable upon conversion of shares of Series D Convertible Preferred Stock, 285,714 shares of common stock issuable upon the exercise of warrants issued on May 2, 2000 and 357,143 shares of common stock issuable upon the exercise of warrants issued on August 7, 2000 (for restrictions on exercise of such warrants see "Recent Developments").

                              PLAN OF DISTRIBUTION

GENERAL

         TRANSACTIONS. The selling shareholders may offer and sell the common stock in one or more of the following transactions:

         o        on the Nasdaq SmallCap Market,

         o        in negotiated transactions or

         o        in a combination of any of these transactions.

         PRICES. The selling shareholders may sell their shares of common stock at any of the following prices:

         o        fixed prices which may be changed,

         o        market prices prevailing at the time of sale,

         o        prices related to prevailing market prices or

         o        negotiated prices.

         DIRECT SALES; AGENTS, DEALERS AND UNDERWRITERS. The selling shareholders may effect transactions by selling the shares of common stock in any of the following ways:

         o        directly to purchasers or

         o to or through agents, dealers or underwriters designated from time to time.

         Agents, dealers or underwriters may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom they act as agent or to whom they sell as principals, or both. The selling shareholders and any agents, dealers or underwriters that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

         SUPPLEMENTS. To the extent required, we will set forth in a supplement to this prospectus filed with the SEC the number of shares to be sold, the purchase price and public offering price, the name or names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offering.

         STATE SECURITIES LAW. Under the securities laws of some states, the selling shareholders may only sell the shares in those states through registered or licensed brokers or dealers. In addition, in some states the selling shareholders may not sell the shares unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is satisfied.

         EXPENSES, INDEMNIFICATION. We will not receive any of the proceeds from the sale of the common stock sold by the selling shareholders hereunder and will bear all expenses related to the registration of this offering but will not pay for any underwriting commissions, fees or discounts, if any. We will indemnify the selling shareholders against some civil liabilities, including some liabilities which may arise under the Securities Act.

                                  LEGAL MATTERS

         The validity of the Shares offered hereby will be passed upon for the Company by Greenberg Traurig, P.A., Miami, Florida.

                                     EXPERTS

         The financial statements of Mansur Industries Inc. as of December 31, 1999 and 1998, and for each of the years in the two year period ended December 31, 1999, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

          The report of KPMG LLP covering the December 31, 1999 financial statements contains an explanatory paragraph that states that the Company's recurring losses from operations primarily resulting from the significant expenses incurred in the establishment of its direct national marketing and distribution organization and net capital deficiency raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC under File No. 000-21325. You may read and copy any document in our public files at the SEC's offices at:

         o        Judiciary Plaza
                  450 Fifth Street, N.W.
                  Room 1024
                  Washington, D.C. 20549,

         o        500 West Madison Street
                  Suite 1400
                  Chicago, Illinois 60606

                  and

         o        7 World Trade Center
                  Suite 1300
                  New York, New York 10048.

         Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov through the SEC's electronic data gathering analysis and retrieval system, EDGAR. Our common stock is traded on the Nasdaq National Market under the symbol "STEK". Information about us is also available from the NASD, 1735 K Street, N.W., Washington, D.C. 20006.

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. Later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 by us:

         o Our Annual Report on Form 10-KSB, as amended on Form 10-KSB/A, for the year ended December 31, 1999.

         o Our Quarterly Report on Form 10-QSB, for the quarterly period ended June 30, 2000.

         o Our Current Reports on Form 8-K, dated as of August 31, 1999 and May 15, 2000.

         o The description of our common stock contained in our registration statement on Form 8-A dated August 26, 1996, as amended by Form 8-A/A dated August 22, 2000.

         We will provide to you, without charge, a copy of any and all of the documents or information referred to above that we have incorporated by reference in this prospectus (other than exhibits to the documents unless those exhibits are specifically incorporated by reference into this prospectus). Requests for such copies should be directed to the following address:

                         SystemOne Technologies Inc.
                         8305 N.W. 27th Street
                         Suite 107
                         Miami, Florida 33122
                         Attn: Chief Executive Officer
                         Telephone (305) 593-8015

         This prospectus is part of a registration statement that we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of that document.

================================================================================


         NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING SHAREHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.





                                1,864,712 SHARES



                           SYSTEMONE TECHNOLOGIES INC.







                                  COMMON STOCK

                           ---------------------------

                                   PROSPECTUS

                           ---------------------------






================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses (other than underwriting and brokerage discounts, commissions and fees and legal fees incurred by the Selling Shareholders, if any, payable by such Selling Shareholders) payable in connection with the sale and distribution of the Shares being registered. All amounts are estimates except the Securities and Exchange Commission registration fee and the Nasdaq additional listing fee. All of the expenses below will be paid by the Registrant.

Securities and Exchange Commission registration fee ........      $ 1,384

Nasdaq additional listing fee ..............................      $ 7,500

Legal fees and expenses ....................................      $15,000

Accounting fees and expenses ...............................      $ 5,000

Printing and engraving expenses ............................      $ 2,000

Transfer Agent and Registrar fees ..........................      $ 2,000

Miscellaneous ..............................................      $ 2,000

         Total .............................................      $32,884


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         FLORIDA BUSINESS CORPORATION ACT. Section 607.0850(1) of the Florida Business Corporation Act (the "FBCA") provides that a Florida corporation, such as the Company, shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Section 607.0850(2) of the FBCA provides that a Florida corporation shall have the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application, that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which such court shall deem proper.

         Section 607.0850 of the FBCA further provides that: (i) to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; (ii) indemnification provided pursuant to Section 607.0850 is not exclusive; and (iii) the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 607.0850.

         Notwithstanding the foregoing, Section 607.0850 of the FBCA provides that indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his actions, or omission to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (c) in the case of a director, a circumstance under which the liability provisions regarding unlawful distributions are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

         Section 607.0831 of the FBCA provides that a director of a Florida corporation is not personably liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless: (a) the director breached or failed to perform his duties as a director; and (b) the director's breach of, or failure to perform, those duties constitutes: (1) violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (2) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (3) a circumstance under which the liability provisions regarding unlawful distributions are applicable; (4) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (5) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

         ARTICLES AND BYLAWS. Article XII of the Company's Amended and Restated Articles of Incorporation and Article XIV of the Company's Amended and Restated Bylaws provide that the Company shall, to the fullest extent permitted by law, indemnify all directors of the Company, as well as any officers or employees of the Company to whom the Company has agreed to grant indemnification.

         INDEMNIFICATION AGREEMENT AND DIRECTOR AND OFFICER LIABILITY INSURANCE. The Company has entered into an agreement with each of its directors and executive officers wherein it has agreed to indemnify each of them to the fullest extent permitted by law. The Company also maintains a policy of directors' and officers' liability insurance that insures, subject to certain exclusions, the company's directors and officers against the cost of defense, settlement of, payment of a judgment in connection with a proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Company.

ITEM 16. EXHIBITS


       Exhibit
        Number                          Description
       -------                          -----------


       * 3.1 Our Amended and Restated Articles of Incorporation, as amended to date (incorporated by reference to Exhibit 3.1 of the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2000 (Commission File Number 000-21325)).

       * 3.2 Our Bylaws (incorporated by reference to Exhibit 3.2 of the Company's Registration Statement on Form S-1, as amended (No. 333-08657)).

       * 4.1 Certificate of Designation of Series D Convertible Preferred Stock, dated as of May 2, 2000 (incorporated by reference to Exhibit 3.1 of the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2000 (Commission File Number 000-21325).

       * 4.2 Form of Warrant dated May 2, 2000 (incorporated by reference to Exhibit 4.3 of the Company's Current Report on Form 8-K dated May 15, 2000 (Commission File Number 000-21325)).

       * 4.3 Form of Warrant dated August 7, 2000 (incorporated by reference to Exhibit 4.1 of the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2000 (Commission File Number 000-21325)).

       * 5.1      Opinion of Greenberg Traurig, P.A.

       *23.1      Consent of Greenberg Traurig, P.A. (included in Exhibit 5.1)

        23.2      Consent of KPMG LLP

       *24        Power of Attorney (included on signature page)

       *          Previously Filed.




ITEM 17. UNDERTAKINGS.

         (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (2) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                  (3) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                  (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida on this 31st day of August, 2000.


                                                   SYSTEMONE TECHNOLOGIES INC.



                                                   By: /s/ Paul I. Mansur
                                                       -----------------------
                                                       Paul I. Mansur
                                                       Chief Executive Officer

                                POWER OF ATTORNEY



         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




                Signature                                        Title                                Date
                ---------                                        -----                                ----



/s/ Pierre G. Mansur*                             Chairman of the Board and President          August 31, 2000
---------------------------------------
Pierre G. Mansur



/s/ Paul I. Mansur                                Chief Executive Officer and                  August 31, 2000
---------------------------------------           Director (principal executive
Paul I. Mansur                                    officer and principal accounting
                                                  officer)




/s/ Paul I. Mansur*                               Director                                     August 31, 2000
---------------------------------------
Ronald J. Korn




/s/ Paul I. Mansur*                               Director                                     August 31, 2000
---------------------------------------
Paul A. Biddelman




/s/ Paul I. Mansur*                               Director                                     August 31, 2000
---------------------------------------
Kenneth C. Leung





*    By Paul I. Mansur, attorney-in-fact

                                  EXHIBIT INDEX

   Number                            Description                        Page
   ------                            -----------                        ----




    23.2       Consent of KPMG LLP